Exhibit 10.2

21 March 2023

Tse Fuk Yan Sharon 1/F, 93A, Nam Wai Sai Kung, Hong Kong	PRIVATE AND CONFIDENTIAL

Dear Sharon,

LETTER OF EMPLOYMENT AS GROUP CHIEF EXECUTIVE OFFICER

We are pleased to offer you an employment opportunity with Pictureworks (Hong Kong) Limited (hereinafter referred to as “the Company/Employer.

The Company reserves the rights to introduce, modify, amend or annul any terms and conditions of your employment at any time during its operations. Any such changes shall be notified by issuance of circulars, memorandums or other instructions by whatever means from time to time, and such changes will form part of the terms and conditions of employment.

Your employment is subject to the terms and conditions of employment contained herein: -

1.	Position and Performance of Duties

You are employed as Group Chief Executive Officer.

You will be reporting to Mr Cheong Chia Chou, Founder, Pictureworks Group who will be responsible for your day-today activities and subject to change of reporting from time to time.

You are expected to perform all duties, which may be required of you in this role with due professionalism and work judgement in accordance with the work standards set out by the Company.

You must comply with all reasonable directions given to you and observe the policies, procedures and rules set forth by the Employer and/or amended from time to time.

The Employer operates a policy of job flexibility and the Employer may, at its discretion, require you to perform additional or other duties, not within the scope of your normal duties and deemed necessary to meet the needs of the Employer’s business.

You will be held responsible for any loss of funds, company properties or related work assets/documents assigned to you during your stint of employment due to negligence. You shall be responsible for the safeguard of the Company assets and/or documents entrusted to you and to return the complete set to the Company’s assigned personnel upon resignation or termination of your employment on or prior to your last working day.

2.	Remuneration

You shall be paid a monthly basic salary of HKD35,000.00. The confidentiality of the remuneration should be maintained at all times.

Both the Employer and Employee will contribute MPF in accordance with the prevailing statutory rates of contribution.

3.	Bonus

Bonus is at the discretion of the Company and based on Individual work performance.

4.	Commencement of Employment

Your employment with the Employer under this Contract of Employment commences on 1 March 2023 and shall continue, subject to your terms and conditions of employment or unless your employment is terminated earlier in accordance with Para 6 of this Contract of Employment.

Your normal working hours shall be from 9.00 am to 6.00 pm from Monday to Friday with one hour lunch break in between. Without prejudice to the above, the Employee may be required to work such further hours or variable hours as deemed necessary to fulfill the actual work needs and business requirements, as defined, from time to time, by the Employer.

PICTUREWORKS (HONG KONG) LIMITED

迪彩 (香港) 科技有限公司

Room C12, 15/F, Jing Ho Industrial Building, 78-84 Wang Lung Street, Tsuen Wan, New Territories

Tel: (852) 2761 9666

5.	Probation

You will serve a probationary period of - months in the first instance. Subject to your work performance towards the end of the probationary period, your employment/probation period may be;

a)	Confirmed if your performance meets the work expectations, or
b)	Extended at the discretion of the Employer
c)	Terminated in accordance with the terms and conditions of your Contract of Employment

In the absence of a confirmation letter, an employee shall continue to be on probation until otherwise informed in writing by the Company.

6.	Termination and Resignation

Either the Employer or Employee may terminate the employment herein by giving to the other party;

During 1st month of Probation	:	In accordance with the Employment Ordinance

During 2nd Month of Probation to End of Probation	:	Seven (7) Days’ written notice

Upon Confirmation	:	One (1) month’s written notice

When either party fails to give adequate notice to other as specified above, then a sum equivalent to the salary for the notice period shall be payable in lieu thereof by the Employee to the Employer in the event of resignation and by the Employer to the Employee in the event of termination.

You are not allowed to consume pro-rated annual leave unless specifically approved or directed by the Employer to do so. The Employer may decide to convert the balance paid annual leave to pay.

This Employment Contract may be terminated forthwith by the Employer without notice or payment in lieu if you at any time in relation to your employment in the event of any serious breach of misconduct or due negligence of work duty or breach of the prevailing Company’s Rules and Regulations, without any compensation.

7.	Annual Leave

Your employment, upon confirmation, is entitled to paid annual leave in accordance with your length of service, for every twelve (12) months of continuous service. In the event, where you have not completed twelve (12) months of continuous service, the entitlement shall be in direct proportion to the number of completed months of service.

Length of Service	Number of Days of Annual Leave
Less than 5 years	14 working days
5 years and above	16 working days

You shall be allowed to bring forward a maximum of five (5) days paid annual leave to the first quarter of the following calendar year i.e. End March. Leave not taken during the stated period will be forfeited without any compensation or payment in lieu of the unutilized annual leave.

8.	Public Holidays

You will be granted paid holidays on gazette and declared public holidays by the Hong Kong Government.

9.	Medical Leave

The Employee is entitled to 8 days of paid medical leave in accordance with his length of service subject to the submission of a medical certificate issued by a registered medical practitioner in Hong Kong. Any medical leave exceeding the eligibility limit shall be regarded as unpaid leave.

10.	Medical Benefits

Your employment, upon confirmation is entitled to the prevailing medical and hospitalisation benefits policy at the time on force, restricted to Hong Kong Medical Practitioners and Hospitals.

11.	Fringe Benefits

The fringe benefits applicable to your appointment are contained in the relevant section(s) of the Employer’s Human Resources Policies and Regulations Manual. Fringe benefits provided by the Employer are at its absolute discretion and are subject to amendments as and when deemed necessary by the Employer. Any amendments shall be applicable forthwith to all employees.

PICTUREWORKS (HONG KONG) LIMITED

迪彩 (香港) 科技有限公司

Room C12, 15/F, Jing Ho Industrial Building, 78-84 Wang Lung Street, Tsuen Wan, New Territories

Tel: (852) 2761 9666

12.	Conflict of Interest

You must not, at any time during the tenure of your employment, engage in or venture into any kind of activities (business or non-business) that may be in conflict with our interests or provide any form of assistance to, present or work, directly or indirectly, for our competitors, suppliers, vendors, business partners, contractors or consultants.

You are not permitted to use the Company’s funds or resources or exploit the Company’s confidential information for your own personal advantage.

You must at all times be aware of and adhere to the “insider trading” rules as set out in the Capital Market and Services Act 2007.

You are required to notify Human Resource (HR) immediately if any of your family members (e.g. your spouse, parents, parent-in-law, children, brothers, sisters and spouse of child, brother or sister) provide any kind of products or services to the Company and/or the Group or is a competitor, vendor, business partner, contractor or consultant of the Company and you must abstain from participating in or making decisions on any deal involving your family members.

You will need to get HR prior written approval before assuming any opportunities for financial, political or personal gains that may be in conflict with our interests.

13.	Making Public Statement

You shall not either orally or in writing or in any other form make any public statement on the policies or decision of the Company and/or the Group on any issue nor shall circulate any such statement made by anyone else.

Except with the written consent from the Company, you shall not either orally or in writing or in any other form make any public statement or comment on any matter relating to the work of the department in which you are or was employed:

(a)	where such statement or comment may reasonably be regarded as indicative of the policy of the Company and/or the Group; or

(b)	where such statement or comment may embarrass or likely to embarrass the Company and/or the Group.

Except with the written consent from the Company you shall not either orally or in writing discuss publicly any measures, taken decisions made or issues contemplated by the Company and/or the Group on any matters relating to the Company and/or the Group whether or not carried out by you.

Notwithstanding the sub clauses ii above, any public statement made shall only be in conformance with your job function and responsibility.

14.	Non-Competition

The company imposes an anti-competition clause, which specifically prohibits you, whether directly or indirectly, during your contract and for a period of twelve (12) months after the termination of your contract,

(a)	from exercising employment or engaging in any business that is in competition in any manner whatsoever with the business of the Company, without the prior written consent of the Company, and

(b)	from soliciting, hiring, recruiting or encouraging any other employee of the Company to leave the Company

(c)	from persuading any client to cease business partnership or reduce business transactions which any client was originally established in whole or in part thorough your efforts with the Company

15.	Confidential and Proprietary Information

The Employee shall not by any means and at any time, use any information whatsoever which he may possess during the course of his employment with the Company in any manner which may cause loss or injury to the Company and should you come into possession of any confidential information or trade secrets, he undertakes irrevocably and unconditionally not to disclose these to any party at any time (whether during or after his employment) without the Company’s prior written consent unless or until the information is in the public domain, whereupon to the extent that it is public this obligation shall cease.

Provided that while the restrictions in this clause above are considered to be reasonable in all the circumstances it is agreed between the Employer and the Employee that if any one or more of such restrictions shall either taken by itself or themselves together be adjudged to go beyond what is reasonable in all the circumstances for the protection of the Employer’s legitimate interest but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in a particular manner then the restriction shall apply with such deletions, restrictions or limitations, as the case may be.

PICTUREWORKS (HONG KONG) LIMITED

迪彩 (香港) 科技有限公司

Room C12, 15/F, Jing Ho Industrial Building, 78-84 Wang Lung Street, Tsuen Wan, New Territories

Tel: (852) 2761 9666

For the purpose of this Clause “Territory” shall be interpreted as referring to Hong Kong and any country where the Employer has a direct presence;

All intellectual property rights throughout the world in the Information and the Inventions shall vest and be the absolute property of the Employer. Upon the request of the Employer, the Employee shall at the expense of the Employer execute all documents and do all such acts and things required to vest or perfect the vesting of such intellectual property rights legally and exclusively in the Employer or any nominee or assignee of the Employer.

16.	Intellectual Property

You may invent, discover or create works which are capable of protecting as intellectual property such as trade or service mark, patent, utility innovation, industrial design, copyright, trade secrets (hereinafter referred as “the intellectual property”), whether directly or indirectly during the course of your employment with the Company and/or the Group and agree and acknowledge that it owes a duty to the Company and/or the Group to further the Company’s and/or the Group interests.

If at any time during your employment you invent, create, discover or participate in the inventing, creation or discovery of any intellectual property, full details of the intellectual property shall immediately be communicated to the Company and shall be the absolute property of the Company. At the request and expense of the Company, you shall give and supply all such information data, drawings and assistance as may be required to enable the Company to exploit the intellectual property to the best ad-vantage and shall execute all documents and do all things which may be necessary or desirable for obtaining patent or other protection for the intellectual property in such parts of the world as may be specified by the Company and for vesting the same in the Company or as the Company may direct.

You irrevocably appoint the Company to be the attorney in your name and on your behalf to sign, execute or do any such instrument or thing and generally to use your name for the purpose of giving to the Company (or nominee of the Company) the full benefit of the provisions of this clause and in favour of any third party a certificate in writing signed by (the Company or any director or the secretary of the Company) that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case.

Rights and obligations under this clause shall continue in force after termination of the employment in respect of intellectual property made during your employment and shall be binding upon your representatives.

For the purpose of this Clause: -

(a)	“Information” shall mean all communications and information, whether written, visual or oral and all other material supplied to or obtained by the Appointee in the course of his employment and duties hereunder; and

(b)	“Inventions” shall mean all patentable and non-patentable inventions, discoveries and improvements, processes and know-how, copyright works (including without limitation computer programs), new designs and the like discovered or created by you in the course of your employment or discovered or created as a result (whether directly or indirectly) of anything done by him in pursuance of his duties hereunder and/or based (directly or indirectly) on any item of the information.

17.	Personal Data

You shall agree upon acceptance of this Letter of Employment, that the Company may collect, use, process and/or transmit your personal data for Management, Business and other Legitimate purposes as deemed necessary by the Company, locally or internationally in accordance with the prevailing Personal Data Protection Policy; subject to changes from time to time.

18.	Employee Handbook and Accompanying Code of Conduct/Policies

The Employee handbook, including Code of Conduct and other Statuary Policies (as may be modified, amended, supplemented from time to time, as deem necessary by the Company) shall form a fundamental part of the Terms and Conditions of your employment with the Company. Upon acceptance of this Letter of Employment, you deemed to have acknowledge and agree that all official circulars, memorandum and accompanying materials issued during your employment stint will be adhered at all times.

19.	Other Terms and Conditions

The Employee, on permanent appointment, is not allowed to take up a second job or be concerned or interested directly or indirectly in any business or work other than that of the Employer, to avoid a lessening of commitment to the job. However, the Employer may consider waiver of this condition on a case-by-case basis.

Other terms and conditions are in accordance with the Employer’s Human Resource policy and rules, practices and regulations as introduced by the Employer from time to time. We can modify or vary the contents of our policies at any time we deem necessary.

PICTUREWORKS (HONG KONG) LIMITED

迪彩 (香港) 科技有限公司

Room C12, 15/F, Jing Ho Industrial Building, 78-84 Wang Lung Street, Tsuen Wan, New Territories

Tel: (852) 2761 9666

We reserve the right to conduct due reference check against the referees and employers stated in the Application for Employment Form. In the event that any of your declared information are found to be untrue or inaccurate, this offer may be considered as null and void.

The aforementioned terms and conditions of your employment are no exhaustive. Please confirm your acceptance of our offer on the duplicate copy of this letter.

I look forward to welcome you aboard.

Yours Sincerely,

/s/ Cheong Chia Chou
Cheong Chia Chou
Founder and Chairman
Pictureworks Group

For Pictureworks (Hong Kong) Limited

Acknowledgement

I hereby accept the employment on the abovementioned terms and conditions and shall be able to commence work on 1/3/2023.

/s/ Tse Fuk Yan	1/3/2023
(Signature)	(Date)

Name:	Tse Fuk Yan

HKID No .:	Z 520027(0)

PICTUREWORKS (HONG KONG) LIMITED

迪彩 (香港) 科技有限公司

Room C12, 15/F, Jing Ho Industrial Building, 78-84 Wang Lung Street, Tsuen Wan, New Territories

Tel: (852) 2761 9666